                                                                     EXHIBIT 2.5

                               FOURTH AMENDMENT TO

                            STOCK PURCHASE AGREEMENT

This AMENDMENT (this "Fourth Amendment") to the Stock Purchase Agreement (the
"Agreement"), dated as of July 10, 2004, by and among TA Leasing Holding Co.,
Inc., a Delaware corporation ("Seller"), Transamerica Corporation, in its capacity as guarantor pursuant to Section 5.12 of the Agreement, and TAL
International Group, Inc., a Delaware corporation, and the Purchaser under the
Agreement pursuant to Section 10.02(b) of thereof ("Purchaser"), as amended by the First Amendment, dated as of August 10, 2004, the Second Amendment, dated as of September 30, 2004, and the Third Amendment, dated as of October 29, 2004, is made and entered into as of January 3, 2005, among the parties named above.
Except as otherwise specifically indicated, capitalized terms shall have the meanings specified in the Agreement.

A. Seller and Purchaser desire to amend the Agreement, as amended, to facilitate the purchase of the Shares and the Business.

     NOW THEREFORE, the parties hereby agree as follows:

          1. Agreement Amendments.

          1.1 Section 2.05(a) ("Net Book Value ") of the Agreement is hereby deleted in its entirety and replaced with the following:

          (a) Net Book Value. Within 90 days after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller a balance sheet for the
     Purchased Entities as of October 31, 2004, which shall have been audited at
     Purchaser's expense by Purchaser's auditor, together with a statement (the
     "Statement") prepared by Purchaser setting forth (i) the Net Book Value of the Business as of the close of business on October 31, 2004, and (ii) the amount, if any, of current Taxes payable allocable to Straddle Period
     Taxes. After the Closing Date, at Purchaser's reasonable request, Seller shall assist Purchaser and its representatives with respect to the preparation of the Statement as may be reasonably requested.

     3. Construction. All provisions of the Agreement, as amended by the First
Amendment, the Second Amendment, the Third Amendment and this Fourth Amendment shall apply to the purchase of the Shares and the Business.

     4. Ratification of Agreement. Except as modified or otherwise provided by the terms of this Fourth Amendment, the Agreement, as amended by the First
Amendment, the Second Amendment, the Third Amendment and this Fourth Amendment, is hereby ratified and confirmed in its entirety, and remains in full force and effect in accordance with its terms.

     5. Entire Agreement. This Fourth Amendment, along with the Agreement, including the Schedules (and the Introduction thereto) and Exhibits thereto, the
First Amendment, the Second Amendment, the Third Amendment, any written amendments to the foregoing satisfying the requirements of Section 10.01 of the
Agreement, the Non-Disclosure Agreement and the Ancillary Agreements, including the schedules, exhibits and annexes thereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes any previous agreements and understandings between the parties with respect to such matters. There are no promises, understandings or representations other than those set forth in those documents.

     6. Counterparts. This Fourth Amendment may be signed in any number of counterparts and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and delivered in person.

     7. Governing Law. This Fourth Amendment and any disputes arising under or related thereto (whether for breach of contract, tortious conduct or otherwise)
shall be governed and construed in accordance with the laws of the State of New
York, without reference to its conflicts of law principles.

                  [Remainder of Page Intentionally Left Blank]

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     IN WITNESS WHEREOF, Seller, Guarantor and Purchaser have caused this Fourth
Amendment to be duly executed as of the date first above written.

                                    TA LEASING HOLDING CO., INC., SELLER

                                    By: /s/ R.A. Perrelli
                                        ----------------------------------------
                                        Name: Ross Perrelli
                                        Title: Chief Executive Officer

                                    TAL INTERNATIONAL GROUP, INC., PURCHASER

                                    By: /s/ A. Richard Caputo, Jr.
                                        ----------------------------------------
                                        Name: A. Richard Caputo, Jr.
                                        Title: Vice President

                                    TRANSAMERICA CORPORATION,
                                       in its capacity as Guarantor
                                       pursuant to Section 5.12 of the Agreement

                                    By: /s/ Vincent E. Hillery
                                        ----------------------------------------
                                        Name: Vincent E. Hillery
                                        Title: Vice President

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